As filed with the Securities and Exchange Commission on November 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-4867100 (I. R. S. Employer Identification No.)
1160 Dairy Ashford Road, Suite 160 Houston, Texas (Address of principal executive offices)	77079 (Zip Code)

SAEXPLORATION HOLDINGS, INC.

2013 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN

(Full title of the plan)

Brent Whiteley

Chief Financial Officer, General Counsel and Secretary

SAExploration Holdings, Inc.

1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079
(281) 258-4400
(Name, address and telephone number of agent for service)

Copies to:

Carol Glendenning, Esq.
Strasburger & Price, LLP

901 Main Street, Suite 6000

Dallas, Texas 75202

(214) 651-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	397,038 shares	$8.94	$3,549,520	$411.39

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees under the plan described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on The Nasdaq Global Market on November 25, 2016.

EXPLANATORY NOTE

Unless the context requires otherwise, the terms “we,” “us,” “our,” and similar references to refer to the registrant, SAExploration Holdings, Inc., a Delaware corporation.

This Registration Statement on Form S-8 is being filed to register 397,038 additional shares of our common stock, par value $0.0001 per share, for issuance under the SAExploration Holdings, Inc. 2013 Non-Employee Director Share Incentive Plan, as amended effective November 3, 2016 (the “Plan”). Under the Plan, as amended, 400,000 shares of our common stock have been reserved for issuance to our non-employee directors in accordance with the terms of the Plan. Prior to its amendment, 2,962 shares of our common stock (after taking into account our 135-for-1 reverse stock split effected July 27, 2016) were reserved for issuance under the Plan, of which 2,266 shares previously were registered on our Registration Statement on Form S-8, Registration No. 333-195365, that we filed with the Securities and Exchange Commission on April 17, 2014 (the “Initial Registration Statement”). Of the shares registered pursuant to the Initial Registration Statement, 1,765 shares remain available for issuance. Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Initial Registration Statement are hereby incorporated by reference herein, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed by us with the Securities and Exchange Commission (the “SEC”), excluding such documents or portions thereof that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules and regulations:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016, and Amendment No. 1 to our Annual Report on Form 10-K/A filed on April 29, 2016;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 16, 2016, August 12, 2016 and November 4, 2016, respectively;

(c)	Our Current Reports on Form 8-K (excluding information “furnished” on Items 2.02, 7.01 and 8.01 and related exhibits unless otherwise specified) filed on January 26, 2016, February 5, 2016, March 3, 2016, April 22, 2016, May 13, 2016, June 13, 2016, June 24, 2016, July 1, 2016, July 14, 2016, July 25, 2016, August 1, 2016, August 4, 2016, August 9, 2016, August 18, 2016, August 25, 2016, September 8, 2016 (and the amendment thereto filed on September 9, 2016), September 13, 2016, September 30, 2016, October 27, 2016, November 3, 2016, November 15, 2016 and November 22, 2016;

(d)	Our Proxy Statement on Schedule 14A filed on September 23, 2016;

(e)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold; and

(f)	Description of our common stock, par value $0.0001 per share, contained in Amendment No. 1 to our Registration Statement on Form S-3, Registration No. 333-213386, filed on September 14, 2016, including any amendment thereto or report filed by us for the purpose of updating such description.

The information incorporated by reference is considered to be part of this registration statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any charter provisions, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Our Third Amended and Restated Certificate of Incorporation (the “Charter”) generally provides that we will indemnify our directors and officers to the full extent permitted by applicable law.

Our Charter expressly provides :

•	for indemnification, to the maximum extent permitted by applicable law, against all liability and losses suffered and expenses (including attorney’s fees) reasonably incurred, of any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans;

•	for the prepayment of expenses (including attorney’s fees) to the extent not prohibited by applicable law;

•	that if a claim for indemnification or advancement of expenses is not paid in full within 30 days, the Covered Person may file suit to recover the unpaid amount and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim;

•	that the rights provided in the indemnification provision are not exclusive; and

•	that we are the indemnitor of first resort and if any third party pays or causes to be paid the indemnifiable amounts then the third party shall be fully subrogated to all rights of the Covered Person with respect to such payment, and we will fully indemnify, reimburse and hold harmless such third party for all such payments actually made by the third party.

Our Charter also specifies that any amendment or repeal of this provision will not adversely affect any right or protection in respect of any act or omission occurring prior to the time of the amendment or repeal. Finally, we may also advance expenses and indemnify persons other than Covered Persons to the extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit.

Our Charter states that directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent allowed under the DGCL.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in our Charter, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

On July 27, 2016, we entered into indemnification agreements (the “Indemnification Agreements”) with Jeff Hastings, Brian Beatty, Brent Whiteley, Mike Scott, Darin Silvernagle, Ryan Abney, Gary Dalton, L. Melvin Cooper, Michael Kass and Jacob Mercer (each, an “Indemnitee”). The Indemnification Agreements supersede and replace the indemnification agreements previously entered into with any such individuals. The Indemnification Agreements are intended to provide indemnification rights for actions or omissions to act while the Indemnitees are or were acting as our directors, officers, employees or agents (among certain other limited roles). In connection therewith, we will indemnify (except in certain limited circumstances) the Indemnitees against, among other things, all expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), Employee Retirement Income Security Act of 1974 losses and amounts paid in settlement pursuant to (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by or at our behest or any other person, including any federal, state or other court or governmental entity or agency and any committee or other representative of any corporate constituency, to the fullest extent permitted by applicable law. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by the Indemnitees in connection with any proceeding covered by the Indemnification Agreements, provided that the Indemnitees must repay the advanced amounts if, upon conclusion of the proceeding, it is ultimately determined that the Indemnitees were not entitled to indemnification.

In addition, the Indemnification Agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect for so long as the Indemnitee may have any liability or potential liability by reason of his relationship with us, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each Indemnification Agreement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 8. Exhibits.

Exhibit

No.	Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K/A filed on September 9, 2016).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on August 1, 2016).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 28, 2013).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of Pannel Kerr Forster of Texas, P.C.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in the opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

______________

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 30, 2016.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Brent Whiteley
Chief Financial Officer, General Counsel and Secretary
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration Holdings, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jeff Hastings	Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	November 30, 2016
Jeff Hastings
/s/ Brian A. Beatty	Chief Operating Officer and Director	November 30, 2016
Brian A. Beatty
/s/ Brent Whiteley	Chief Financial Officer, General Counsel and Secretary	November 30, 2016
Brent Whiteley	(Principal Financial Officer and Principal Accounting Officer)
/s/ L. Melvin Cooper	Director	November 30, 2016
L. Melvin Cooper
/s/ Gary Dalton	Director	November 30, 2016
Gary Dalton
/s/ Michael Kass	Director	November 30, 2016
Michael Kass
/s/ Jacob Mercer	Director	November 30, 2016
Jacob Mercer

INDEX OF EXHIBITS

Exhibit

No.	Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K/A filed on September 9, 2016).

4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on August 1, 2016).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 28, 2013).

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of Pannel Kerr Forster of Texas, P.C.

*23.2	Consent of Strasburger & Price, L.L.P. (contained in the opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

______________

*Filed herewith